                                                                    EXHIBIT 23.2



                          Independent Auditors' Consent


To the Partners of
TEPPCO Partners, L.P.:

We consent to the use of our report dated January 22, 2003, except as to Note 22 which is as of February 10, 2003, related to the consolidated financial statements of TEPPCO Partners, L.P. included in the Duke Energy Field Services, LLC Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 21, 2003.

Our report on the consolidated financial statements of TEPPCO Partners, L.P. refers to a change in the method of accounting for derivative financial instruments and hedging activities in 2001 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002.

                                                  KPMG LLP


Houston, Texas
March 21, 2003